Exhibit 99.1
NEWS RELEASE

The Andersons, Inc. Reports First Quarter Results

MAUMEE, OHIO, May 7, 2024 - The Andersons, Inc. (Nasdaq: ANDE) announces financial results for the first quarter ended March 31, 2024.

First Quarter Highlights:

•Company reported net income attributable to The Andersons of $6 million, or $0.16 per diluted share; comparable on an adjusted basis
•EBITDA was $51 million for the quarter
•Renewables reported pretax income of $23 million and adjusted pretax income attributable to The Andersons of $13 million on strong operating performance
•Trade generated adjusted pretax income of $9 million
•Nutrient & Industrial shows good improvement over Q1 2023

"Overall, our first quarter results were fairly comparable to last year's first quarter. Renewables doubled our 2023 results on great operating performance in our ethanol plants. We had good improvement in Nutrient & Industrial's agricultural product lines. Trade had a tough comparison against last year's record first quarter but posted an above average Q1 result in generally quiet ag markets," said President and CEO Pat Bowe. "We are feeling some market sluggishness, with farmers reluctant to engage in this lower-price environment and softer global demand for U.S. crops. We are also seeing a return of carry in the wheat markets and expect an increase in the wheat storage rates."

"We are actively pursuing opportunities for growth across our businesses. In Renewables, these opportunities include several longer-term capital projects to lower the carbon intensity of our ethanol plants, which are expected to result in positive financial results under the Inflation Reduction Act. We continue to grow the volume merchandised by our renewable diesel feedstock team. Although refinery delays have compressed the current margins, we expect this to improve as the industry build-out continues. Within Trade, we have partnered with several large consumer products companies to source lower-carbon commodities from growers and expect to continue to develop these capabilities," continued Bowe. "In Nutrient & Industrial, we recently closed on the acquisition of Reed and Perrine, a bolt-on acquisition that will result in geographic expansion of our Turf business. We continue to manage a very robust pipeline with significant growth opportunities in each of our businesses. With our well-positioned balance sheet, we have good capacity for growth."

$ in millions, except per share amounts
	Q1 2024	Q1 2023	Variance
Pretax Income (Loss)	$14.0	$(65.0)	$79.0
Pretax Income (Loss) Attributable to the Company[1]	6.9	(20.6)	27.5
Adjusted Pretax Income (Loss) Attributable to the Company[1]	6.6	8.1	(1.5)
Trade[1]	8.8	23.6	(14.8)
Renewables[1]	12.6	6.3	6.3
Nutrient & Industrial	(1.9)	(10.4)	8.5
Other	(12.9)	(11.4)	(1.5)
Net Income (Loss) Attributable to the Company	5.6	(14.8)	20.4
Adjusted Net Income Attributable to the Company[1]	5.6	6.8	(1.2)
Diluted Earnings (Loss) Per Share ("EPS")	0.16	(0.44)	0.60
Adjusted EPS[1]	0.16	0.20	(0.04)
EBITDA[1]	51.4	(16.2)	67.6
Adjusted EBITDA[1]	$51.2	$55.3	$(4.1)
[1] Non-GAAP financial measures; see appendix for explanations and reconciliations.

Cash, Liquidity, and Long-Term Debt Management

"Our businesses continue to generate strong cash flows," said Executive Vice President and CFO Brian Valentine. "Our first quarter is typically the peak of our working capital usage cycle. Due to the strong recent cash flows and lower commodity prices, we continue to show a higher-than-normal cash position at quarter end and our $1.5 billion main credit facility remains undrawn. We remain well below our long-term debt to EBITDA target of less than 2.5 times and are pleased with the strength of our balance sheet. We have meaningful capacity for growth and continue our disciplined approach to evaluating projects that fall within our stated strategy and meet our required financial hurdles."

The company used cash from operating activities of $240 million and $334 million in the first quarter of 2024 and 2023, respectively, and cash from operations before working capital changes in the same periods was $48 million and $41 million, respectively. Cash spent on capital projects in the quarter totaled $27 million, a slight increase from 2023.

First Quarter Segment Overview

Trade Results Lower with Difficult Prior Year Comparison

The Trade segment recorded pretax income of $6 million and adjusted pretax income of $9 million for the quarter compared to pretax income of $39 million and adjusted pretax income of $24 million in the first quarter of 2023.

Trade's grain asset locations were relatively consistent year-over-year as domestic producers are still hesitant to forward sell due to lower commodity prices combined with limited basis appreciation to start the year. The merchandising business remained profitable but could not match a very strong Q1 2023. An oversupply of commodities have shifted the global supply and demand balance, moving the market from an inverse to a carry and causing prices to weaken. While carry markets benefit our assets, reduced volatility and lower prices reduce opportunities for the merchandising business. In addition, given recent geopolitical unrest, we have intentionally and prudently pulled back on activity in certain regions.

Premium food and feed product lines produced stronger results in the first quarter, and recent acquisitions and growth capital investments continue to be accretive to this line of business.

With shifting fundamentals, our mix of assets and merchandising businesses provide a solid foundation for us to benefit from large crops and carry markets, with potential improved wheat income opportunities returning to the market. Our assets are well-positioned for the grains to flow in due course. Domestic premium ingredient demand is also expected to stay solid and should continue to support recent capital growth investments.

Trade’s first quarter adjusted EBITDA was $24 million, compared to first quarter 2023 adjusted EBITDA of $44 million.

Renewables Reported Strong Quarter on Record Production and Favorable Ethanol Margins

The Renewables segment reported pretax income of $23 million and adjusted pretax income attributable to the company of $13 million in the first quarter. For the same period in 2023, the segment reported a pretax loss of $83 million and adjusted pretax income attributable to the company of $6 million.

Ethanol crush margins improved year-over-year, further supported by favorable hedging positions entered during the fourth quarter. Production facilities continue to operate efficiently in the quarter with record production and lower natural gas prices. Renewable diesel feedstocks volumes continue to grow albeit with compressed margins on industry fundamentals. Feed ingredient demand was also improved; however, values declined on lower corn prices. All four plants have now completed their semi-annual maintenance shutdowns and are back to running at full capacity. The ethanol margin environment should remain favorable, especially at the eastern plants as corn basis in the east remains well below levels in the west.

Renewables had first quarter adjusted EBITDA of $32 million in 2024, compared to 2023 first quarter adjusted EBITDA of $22 million.

Nutrient & Industrial Ag Businesses Recover on Improved Volumes and Margin

The Nutrient & Industrial segment reported a pretax loss of $2 million, compared to a 2023 first quarter pretax loss of $10 million. While the first quarter is a seasonally slow period, the majority of the improvement was driven by increased volumes and margins in core agricultural product lines. Total group volumes were up 12% with an overall increase in margins. Spring application is delayed in our core geographic areas due to wet and cold weather. We expect strong demand over the next several weeks if planting conditions improved and the outlook for the second quarter remains solid.

Nutrient & Industrial’s first quarter EBITDA was $7 million compared to 2023 first quarter EBITDA of $(1) million.

Income Taxes; Corporate

The company recorded income tax expense at an effective rate of 9% for the quarter due to the tax treatment of non-controlling interests. We anticipate a full-year adjusted effective rate of approximately 18% - 22%.

Conference Call

The company will host a webcast on Wednesday, May 8, 2024, at 11 a.m. Eastern Time, to discuss its performance and provide its outlook for the remainder of 2024. To access the call, please dial 888-317-6003 or 412-317-6061 (elite entry number is 6704269). It is recommended that you call 10 minutes before the conference call begins.

To access the webcast, click on the link: https://app.webinar.net/jL4XbozdKGx and submit the requested information as directed. A replay of the call can also be accessed under the heading "Investors" on the company’s website at www.andersonsinc.com.

Forward-Looking Statements

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, geopolitical risk, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures

This release contains non-GAAP financial measures. The company believes that pretax income (loss) attributable to the company; adjusted pretax income (loss) attributable to the company; adjusted pretax income (loss); adjusted net income attributable to the company; adjusted diluted earnings per share; earnings before interest, taxes, depreciation, and amortization (or EBITDA); adjusted EBITDA; and cash from operations before working capital changes provide additional information to investors and others about its operations, allowing an evaluation of underlying operating performance and liquidity and better period-to-period comparability. The above measures are not and should not be considered as alternatives to pretax income (loss) or income (loss) before income taxes, net income (loss), diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders and cash provided by (used in) operating activities as determined by generally accepted accounting principles. Reconciliations of the GAAP to non-GAAP measures may be found within this press release and the financial tables provided herein.

Company Description

The Andersons, Inc., named for 2024 to Forbes list of America's Most Successful Small Companies, Newsweek's list of America's Most Responsible Companies, and one of The Americas' Fastest Growing Companies by the Financial Times, is a diversified company rooted in agriculture that conducts business in the commodity merchandising, renewables, and plant nutrient sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.

Investor Relations Contact
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2024	2023
Sales and merchandising revenues	$2,718,217	$3,881,238
Cost of sales and merchandising revenues	2,589,897	3,733,227
Gross profit	128,320	148,011
Operating, administrative and general expenses	119,358	117,235
Asset impairment	—	87,156
Interest expense, net	6,522	16,625
Other income, net	11,528	8,004
Income (loss) before income taxes	13,968	(65,001)
Income tax provision (benefit)	1,303	(5,884)
Net income (loss)	12,665	(59,117)
Net income (loss) attributable to noncontrolling interests	7,084	(44,367)
Net income (loss) attributable to The Andersons, Inc.	$5,581	$(14,750)

Earnings (loss) per share attributable to The Andersons, Inc. common shareholders:
Basic earnings (loss):	$0.16	$(0.44)
Diluted earnings (loss):	$0.16	$(0.44)

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	March 31, 2024	December 31, 2023	March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$283,902	$643,854	$70,853
Accounts receivable, net	701,706	762,549	1,125,071
Inventories	994,543	1,166,700	1,551,101
Commodity derivative assets – current	178,623	178,083	222,036
Other current assets	55,134	55,777	81,407
Total current assets	2,213,908	2,806,963	3,050,468
Other assets:
Goodwill	127,856	127,856	129,342
Other intangible assets, net	80,527	85,579	95,134
Right of use assets, net	52,541	54,234	59,209
Other assets, net	97,128	87,010	89,174
Total other assets	358,052	354,679	372,859
Property, plant and equipment, net	689,113	693,365	678,717
Total assets	$3,261,073	$3,855,007	$4,102,044

Liabilities and equity
Current liabilities:
Short-term debt	$10,148	$43,106	$638,210
Trade and other payables	625,836	1,055,473	768,872
Customer prepayments and deferred revenue	174,651	187,054	309,546
Commodity derivative liabilities – current	67,079	90,849	107,983
Current maturities of long-term debt	27,617	27,561	85,567
Accrued expenses and other current liabilities	177,953	232,288	202,133
Total current liabilities	1,083,284	1,636,331	2,112,311
Long-term lease liabilities	31,223	31,659	35,727
Long-term debt, less current maturities	556,174	562,960	486,892
Deferred income taxes	59,149	58,581	54,391
Other long-term liabilities	55,593	49,089	66,311
Total liabilities	1,785,423	2,338,620	2,755,632
Total equity	1,475,650	1,516,387	1,346,412
Total liabilities and equity	$3,261,073	$3,855,007	$4,102,044

The Andersons, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
(in thousands)	2024	2023
Operating Activities
Net income (loss)	$12,665	$(59,117)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	30,949	32,220
Asset impairment	—	87,156
Other	4,795	(2,230)
Changes in operating assets and liabilities:
Accounts receivable	57,725	125,113
Inventories	169,083	178,010
Commodity derivatives	(28,498)	83,148
Other current and non-current assets	1,923	(17,543)
Payables and other current and non-current liabilities	(488,269)	(760,292)
Net cash used in operating activities	(239,627)	(333,535)
Investing Activities
Purchases of property, plant and equipment and capitalized software	(26,775)	(25,470)
Proceeds from sale of Rail assets	—	2,871
Other	4,723	2,792
Net cash used in investing activities	(22,052)	(19,807)
Financing Activities
Net (payments) receipts under short-term lines of credit	(31,913)	363,619
Payments of long-term debt	(6,870)	(30,251)
Distributions to noncontrolling interest owner	(44,910)	(9,980)
Dividends paid	(6,516)	(6,279)
Value of shares withheld for taxes	(8,071)	(6,616)
Other	—	(1,676)
Net cash (used in) provided by financing activities	(98,280)	308,817
Effect of exchange rates on cash and cash equivalents	7	109
Decrease in cash and cash equivalents	(359,952)	(44,416)
Cash and cash equivalents at beginning of period	643,854	115,269
Cash and cash equivalents at end of period	$283,902	$70,853

The Andersons, Inc.
Adjusted Net Income Attributable to The Andersons, Inc.
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2024	2023
Net income (loss)	$12,665	$(59,117)
Net income (loss) attributable to noncontrolling interests	7,084	(44,367)
Net income (loss) attributable to The Andersons, Inc.	5,581	(14,750)
Adjustments:
Transaction related compensation	2,852	1,668
Gain on deconsolidation of joint venture	(3,117)	—
Insured inventory recoveries	—	(17,390)
Asset impairment	—	44,450
Income tax impact of adjustments[1]	279	(7,182)
Total adjusting items, net of tax	14	21,546
Adjusted net income attributable to The Andersons, Inc.	$5,595	$6,796

Diluted earnings (loss) per share attributable to The Andersons, Inc. common shareholders	$0.16	$(0.44)

Impact on diluted earnings (loss) per share	$—	$0.64
Adjusted diluted earnings per share	$0.16	$0.20

1 The income tax impact of adjustments is taken at the statutory tax rate of 25% with the exception of certain transaction related compensation in both 2024 and 2023, respectively.

Adjusted net income (loss) attributable to The Andersons, Inc. reflects reported net income (loss) available to The Andersons, Inc. common shareholders after the removal of specified items described above. Adjusted diluted earnings (loss) per share reflects the fully diluted EPS of The Andersons, Inc. after removal of the effect on EPS as reported of specified items described above. Management believes that Adjusted net income (loss) attributable to The Andersons, Inc. and Adjusted diluted earnings (loss) per share are useful measures of The Andersons, Inc. performance as they provide investors additional information about the operations of the company allowing better evaluation of underlying business performance and better comparability to previous periods. These non-GAAP financial measures are not intended to replace or be alternatives to Net income attributable to The Andersons, Inc. and Diluted earnings per share attributable to The Andersons, Inc. common shareholders as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s average number of diluted shares outstanding for each respective period in order to arrive at an adjusted diluted earnings (loss) per share amount for each specified item.

The Andersons, Inc.
Segment Data
(unaudited)

(in thousands)	Trade	Renewables	Nutrient & Industrial	Other	Total
Three months ended March 31, 2024
Sales and merchandising revenues	$1,893,859	$657,039	$167,319	$—	$2,718,217
Gross profit	78,282	26,570	23,468	—	128,320
Operating, administrative and general expenses	72,258	7,997	25,443	13,660	119,358
Other income, net	5,533	4,750	1,048	197	11,528
Income (loss) before income taxes	5,924	22,791	(1,850)	(12,897)	13,968
Income attributable to noncontrolling interests	—	7,084	—	—	7,084
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$5,924	$15,707	$(1,850)	$(12,897)	$6,884
Adjustments to income (loss) before income taxes[2]	2,852	(3,117)	—	—	(265)
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$8,776	$12,590	$(1,850)	$(12,897)	$6,619

Three months ended March 31, 2023
Sales and merchandising revenues	$2,877,780	$839,516	$163,942	$—	$3,881,238
Gross profit	117,178	15,803	15,030	—	148,011
Operating, administrative and general expenses	71,980	8,904	24,132	12,219	117,235
Other income, net	5,983	841	846	334	8,004
Income (loss) before income taxes	39,364	(82,513)	(10,438)	(11,414)	(65,001)
Loss attributable to noncontrolling interests	—	(44,367)	—	—	(44,367)
Income (loss) before income taxes attributable to The Andersons, Inc.[1]	$39,364	$(38,146)	$(10,438)	$(11,414)	$(20,634)
Adjustments to income (loss) before income taxes[2]	(15,722)	44,450	—	—	28,728
Adjusted income (loss) before income taxes attributable to The Andersons, Inc.[1]	$23,642	$6,304	$(10,438)	$(11,414)	$8,094
[1] Income (loss) before income taxes attributable to The Andersons, Inc. for each operating segment is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income.
[2] Additional information on the individual adjustments that are included in the adjustments to income (loss) before income taxes can be found in the Reconciliation to EBITDA and Adjusted EBITDA table. All adjustments are consistent with the EBITDA reconciliation with the exception of a $42.7 million difference in the Renewables segment which represents the asset impairment expense attributable to the non-controlling interest that is reflected in Income attributable to the noncontrolling interest within the reconciliation above.

The Andersons, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

(in thousands)	Trade	Renewables	Nutrient & Industrial	Other	Total
Three months ended March 31, 2024
Net income (loss)	$5,924	$22,791	$(1,850)	$(14,200)	$12,665
Interest expense (income)	5,633	532	923	(566)	6,522
Tax provision	—	—	—	1,303	1,303
Depreciation and amortization	9,255	11,965	7,793	1,936	30,949
EBITDA	20,812	35,288	6,866	(11,527)	51,439
Adjusting items impacting EBITDA:
Transaction related compensation	2,852	—	—	—	2,852
Gain on deconsolidation of joint venture	—	(3,117)	—	—	(3,117)
Total adjusting items	2,852	(3,117)	—	—	(265)
Adjusted EBITDA	$23,664	$32,171	$6,866	$(11,527)	$51,174

Three months ended March 31, 2023
Net income (loss)	$39,364	$(82,513)	$(10,438)	$(5,530)	$(59,117)
Interest expense (income)	11,817	3,097	2,182	(471)	16,625
Tax benefit	—	—	—	(5,884)	(5,884)
Depreciation and amortization	8,645	14,472	6,957	2,146	32,220
EBITDA	59,826	(64,944)	(1,299)	(9,739)	(16,156)
Adjusting items impacting EBITDA:
Transaction related compensation	1,668	—	—	—	1,668
Insured inventory recoveries	(17,390)	—	—	—	(17,390)
Asset impairment	—	87,156	—	—	87,156
Total adjusting items	(15,722)	87,156	—	—	71,434
Adjusted EBITDA	$44,104	$22,212	$(1,299)	$(9,739)	$55,278
Adjusted EBITDA is defined as earnings before interest, taxes and depreciation and amortization, adjusted for specified items. The company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense, tax expense and depreciation and amortization to net income (loss). Management believes that adjusted EBITDA is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net income (loss), the most directly comparable GAAP financial measure.

The Andersons, Inc.
Trailing Twelve Months of EBITDA and Adjusted EBITDA
A non-GAAP financial measure
(unaudited)

	Three Months Ended,				Twelve months ended March 31, 2024
(in thousands)	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024
Net income	$82,686	$30,523	$78,437	$12,665	$204,311
Interest expense	13,953	8,188	8,101	6,522	36,764
Tax provision	21,732	7,862	13,324	1,303	44,221
Depreciation and amortization	30,365	31,215	31,306	30,949	123,835
EBITDA	148,736	77,788	131,168	51,439	409,131
Adjusting items impacting EBITDA:
Transaction related compensation	939	1,999	3,212	2,852	9,002
Gain on sale of assets	—	(5,643)	—	—	(5,643)
Gain on cost method investment	—	(4,798)	—	—	(4,798)
Impairment on equity method investments	—	963	—	—	963
Insured inventory expenses	1,310	—	—	—	1,310
Gain on deconsolidation of joint venture	(6,544)	—	—	(3,117)	(9,661)
Goodwill impairment	—	—	686	—	686
Total adjusting items	(4,295)	(7,479)	3,898	(265)	(8,141)
Adjusted EBITDA	$144,441	$70,309	$135,066	$51,174	$400,990

	Three Months Ended,				Twelve months ended March 31, 2023
	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023
Net income (loss)	$102,400	$24,880	$21,170	$(59,117)	$89,333
Interest expense	16,921	14,982	14,087	16,625	62,615
Tax provision (benefit)	15,753	9,839	9,933	(5,884)	29,641
Depreciation and amortization	33,567	33,322	33,476	32,220	132,585
EBITDA	168,641	83,023	78,666	(16,156)	314,174
Adjusting items impacting EBITDA:
Insured inventory expenses (recoveries)	—	—	15,993	(17,390)	(1,397)
Transaction related compensation	—	—	—	1,668	1,668
Asset impairment including equity method investments	4,455	—	9,000	87,156	100,611
Gain on sale of frac sand assets	(3,762)	—	—	—	(3,762)
Total adjusting items	693	—	24,993	71,434	97,120
Adjusted EBITDA	$169,334	$83,023	$103,659	$55,278	$411,294

The Andersons, Inc.
Cash from Operations Before Working Capital Changes
A non-GAAP financial measure
(unaudited)

	Three months ended March 31,
(in thousands)	2024	2023
Cash used in operating activities	$(239,627)	$(333,535)
Changes in operating assets and liabilities
Accounts receivable	57,725	125,113
Inventories	169,083	178,010
Commodity derivatives	(28,498)	83,148
Other current and non-current assets	1,923	(17,543)
Payables and other current and non-current liabilities	(488,269)	(760,292)
Total changes in operating assets and liabilities	(288,036)	(391,564)
Adjusting items impacting cash from operations before working capital changes:
Less: Insured inventory recoveries	—	(17,390)
Cash from operations before working capital changes	$48,409	$40,639
Cash from operations before working capital changes is defined as cash provided by (used in) operating activities before the impact of changes in working capital within the statement of cash flows. The Company calculates cash from operations by eliminating the effect of changes in accounts receivable, inventories, commodity derivatives, other assets, and payables and accrued expenses from the cash provided by (used in) operating activities. Management believes that cash from operations before working capital changes is a useful measure of the company’s performance as it provides investors additional information about the company’s operations allowing better evaluation of underlying business performance and improved comparability to prior periods. Cash from operations before working capital changes is a non-GAAP financial measure and is not intended to replace or be an alternative to cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.